 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016

  Interpace Diagnostics Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A

300 Interpace Parkway

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(855) 776-6419

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously announced, the stockholders of Interpace Diagnostics Group, Inc. (the “Company”) had authorized the Board of Directors of the Company (the “Board”), in its discretion, to amend the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse split of the Company’s common stock, par value $0.01 (the “Common Stock”), at a ratio of between one-for-five (1:5) and one-for-thirty (1:30), with such ratio to be determined by the Board. The Board determined to set the reverse stock split ratio at one-for-ten (1:10) (the “Reverse Stock Split”) and approved the final form of Certificate of Amendment to the Certificate of Incorporation to effectuate the Reverse Stock Split (the “Certificate of Amendment”). The Certificate of Amendment was filed with the Secretary of State of the State of Delaware on December 28, 2016, and the Reverse Stock Split became effective in accordance with the terms of the Certificate of Amendment at 5:00 p..m. Eastern Standard Time on December 28, 2016 (the “Effective Time”).

At the Effective Time, every 10 shares of Common Stock issued and outstanding were automatically combined into one share of issued and outstanding Common Stock, without any change in the par value per share.

Fractional shares will not be issued as a result of the Reverse Stock Split; instead, holders of pre-Reverse Stock Split shares of the Company’s Common Stock, who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split, will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled on a post-Reverse Stock Split share basis for such fractional interests upon the surrender to American Stock Transfer and Trust Company, LLC, the Exchange Agent, of certificates representing such shares.

American Stock Transfer and Trust Company, LLC is acting as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record who hold stock certificates regarding the exchange of certificates for Common Stock. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares following the Reverse Stock Split.

The Common Stock is expected to begin trading on The NASDAQ Capital Market on a Reverse Stock Split-adjusted basis on December 29, 2016. There will be no change in the Company’s NASDAQ ticker symbol, “IDXG,” as a result of the Reverse Stock Split. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock has been changed to 46062X 204.

The Reverse Stock Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of Common Stock issuable upon the exercise of outstanding stock options and warrants, as well as the number of shares of Common Stock eligible for issuance under the Company’s Amended and Restated 2004 Stock Award and Incentive Plan.

The information set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment that effectuated the Reverse Stock Split, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01. Other Events.

On December 28, 2016, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

   (d) Exhibits

3.1	Certificate of Amendment of Certificate of Incorporation
99.1	Press release dated December 28, 2016

signatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Diagnostics Group, Inc.

Date: December 28, 2016	By:	/s/ Jack E. Stover
	Name:	Jack E. Stover
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment of Certificate of Incorporation
99.1	Press release dated December 28, 2016